EXHIBIT 99.2

Manatron Board Rejects Constellation's Proposal

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, Co-Chairman and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	Cameron Donahue Hayden Communications, Inc. (651) 653-1854 cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - December 21, 2006-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for State and local governments, including its Government Revenue Management® (GRM®) software, announced that it has responded to a non-binding offer from Constellation Software Inc. to purchase the outstanding shares of the Company for $9 per fully diluted share, subject to a number of conditions. The Company's Board of Directors has reviewed the offer, and unanimously concluded that pursuing the proposal would not be in the best interests of the Company, its shareholders or other stakeholders.

"We do not believe selling the Company at this point is in the best interest of our shareholders," commented Paul R. Sylvester, Manatron's Chief Executive Officer. "We are only two quarters into our three-year operating and growth plan that we completed following the significant cost restructuring we initiated last April. We believe the Company's improvement, which is reflected in the results of the previous two quarters, is evidence that we are on the right track of building significant additional value for our shareholders. The Board and senior management embrace their fiduciary duty to review all offers which may benefit shareholders; however, after much discussion, we unanimously believe this offer does not meet that criterion."

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for State and local governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides a variety of professional services, including mass appraisal services, which is the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, Ohio, Tennessee and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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